Exhibit 10.1
To: Stephen J. Densberger, Bonalyn J. Hartley, Thomas C. Leonard, Roland E. Olivier and Donald L. Ware
From: Duane C. Montopoli
Re: 2011 Officer Bonus Plan (COMPANY CONFIDENTIAL)
Date: January 27, 2011
I am very pleased to inform each of you that at its January 26, 2011 meeting, the Pennichuck Corporation Board of Directors established an Executive Officer Bonus Plan for calendar year 2011.
The Plan covers all qualifying Executive Officers of Pennichuck Corporation in accordance with the provisions and conditions set forth in this memorandum. However, because the Company has entered into an agreement to be acquired by the City of Nashua, this year’s Plan will work differently depending on whether closing of a sale to Nashua does or does not occur by March 15, 2012 (at present, closing is expected to occur in the October — November 2011 time frame).
The objectives of the 2011 Bonus Plan include the following:
•	Provide the qualifying participants with a cash bonus incentive tied to maximizing the financial performance of the Company for 2011 in relation to the approved budget for the year.
•	Reward the participants for achieving their respective goals and objectives for the year.
•	Clearly communicate to the participants the importance of achieving certain key metrics, in particular those related to customer service.
•	Establish appropriate financial incentives aligned with the plan to sell the Company to the City of Nashua and to work toward closing such sale at the earliest possible date.
Under the Plan and subject to certain adjustments as explained below, bonus amounts are credited into a “pool” based on the amount of Company-wide (i.e., consolidated) pre-tax pre-bonus income (see precise definition on attached schedule) achieved (or deemed achieved) for the year (hereinafter, “Company-Wide Income”). The attached schedule indicates what amounts are credited into the pool (subject to footnote 2 therein) at varying levels of Company-Wide Income expressed as percentages of the Company’s operating budget for 2011 that was approved at the January 26 Board meeting.

I. If closing of a sale to Nashua does not occur by March 15, 2012:
Under this variant of the Plan (“Variant I”), the actual bonus pool amount will be determined at the completion of the annual audit process after year-end (around March 1, 2012). Once determined, the bonus pool amount under Variant I shall be paid-out as cash awards as follows:

% of Pool	How Awarded
30%	Non-Discretionary: Pro-rata based on 2011 beginning base salaries as a % of total covered compensation (i.e., the sum of such salaries for all qualifying Plan participants).

Up To 30%
Non-Discretionary: 5% of bonus pool is earned for each of six (6) customer service/product reliability/environmental metrics achieved for the year (see below). Amount earned (example: achieve 5 of 6 metrics = 25% of Pool) is allocated pro-rata based on 2011 beginning base salaries as a % of total covered compensation.

40%
Discretionary: Allocated among participants by the pre-sale Compensation Committee of the Board based on an assessment of each participant’s individual performance for the year. An important factor in this regard will be the accomplishment of your personal Goals & Objectives for the year, including your contribution toward completing the sale of the Company to Nashua.

Customer Service/Product Reliability/Environmental Metrics (Regulated Water Customers):	Targets
1. Unresolved customer service complaint calls to NHPUC	<30 calls per yr
2. Customer call abandonment rate (after one minute)	<1% of total calls per yr
3. Est. (vs. actual) readings/billings (normal conditions)	<1.5% of billings for 2011
4. Non-power outages due to equipment failure	<100 incidents per yr
5. Unresolved pressure complaints per NHPUC Rules/Regs	0 per year
6. NHDES non-compliance violations due to operational error	0 incidents per year
If Company-Wide Income falls below 88% of budget for 2011, no cash bonuses will be payable under Variant 1 of the Plan.
Bonus awards under Variant I will be paid out (net of tax withholding and other required deductions) by March 15, 2012.

Consistent with recent prior years, I am not a participant in Variant I of the Plan. Rather, if closing of a sale to Nashua does not occur by March 15, 2012, my bonus for 2011 will be at the discretion of the Pennichuck Board and in accordance with the terms of my employment agreement.
Exceptional Circumstances Provision: If, prior to the actual payment date for Variant I bonuses, unforeseen or unusual circumstances arise which have serious negative financial consequences and which would render the payment of any Variant I awards imprudent in light of the then current financial or operating condition of the Company, Pennichuck reserves the right to delay or cancel such awards by giving notice to participants prior to the regular payment date. Furthermore, since Variant I bonus awards are intended to be based on and paid out of operating earnings, the Company reserves the right, at its discretion, to modify or eliminate the effects on calculated bonus pool amounts of, (1) extraordinary gains or other non-operating income amounts (e.g., the sale of non-operating assets), and (2) unusual non-cash charges other than as described in the attached schedule.
II. If closing of a sale to Nashua occurs on or before March 15, 2012:
Under this variant of the Plan (“Variant II”), year-to-date Company-Wide Income shall be determined through the earlier to occur of: (a) the latest month-end in 2011 which pre-dates the Closing Date (as defined in the Merger Agreement) by at least 25 days, or (b) November 30, 2011, and must be at least 88% of budgeted Company-Wide Income through the same month-end. If the result is less than 88%, then no bonuses shall be paid under this Variant II of the Plan.
However, if the result is equal to or greater than 88% (said actual percentage, the “Achieved Percentage”), then Company-Wide Income under this Variant II of the Plan shall be deemed to be equal to the Achieved Percentage of the Company’s approved budget for the year.
Once Company-Wide Income is determined in accordance with the preceding paragraph, the bonus pool amount for the non-CEO Plan participants under this Variant II shall be the preliminary amount indicated on the attached schedule (subject to adjustment under footnote 2 therein) but further adjusted based on the number of full months in 2011 which elapsed prior to the Effective Time of the sale of the Company (as defined in the Merger Agreement). For example, if the Effective Time occurs on October 18, 2011, and Company-Wide Income is deemed to be 100% of approved budget in accordance with the preceding paragraph, then the amount credited into the bonus pool shall be $104,220 ($138,960 X 9 months / 12 months).
Once determined, the final bonus pool amount under Variant II shall be paid out as cash awards to qualifying non-CEO Plan participants at least one business day prior to the Closing Date. 60% of the final bonus pool amount shall be paid pro-rata based on 2011 beginning base salaries as a % of total covered compensation (i.e., the sum of such salaries) and 40% shall be paid on a discretionary basis by the pre-sale Compensation Committee of the Board of Directors based on an absolute and relative assessment of each participant’s individual performance for the year.

I too am a participant in this Variant II of the 2011 Plan for the purpose of establishing a bonus guideline for this year only. More specifically, if closing of a sale to Nashua occurs on or before March 15, 2012 and Variant II bonuses become payable to the non-CEO Plan participants, then my separate bonus pool amount (which is not reflected in the attached schedule) shall be that amount equal to my 2011 beginning base salary multiplied by a percentage which is equal to 1.3 times the percent of covered compensation contributed into the non-CEO participants bonus pool. For example, since a $138,960 bonus pool for the non-CEO Plan participants (i.e., an Achieved Percentage of 100%) equates to 18% of their beginning base salaries, my separate bonus pool would be 23.4% of my beginning base salary. Once determined, an amount up to the total of my bonus pool amount may be awarded to me (i.e., paid to me at least one business day prior to the Closing Date) at the discretion of the pre-sale Compensation Committee of the Board and otherwise subject to the terms of my employment agreement,
* * * *
In order to be eligible for any bonus award under Variant I or Variant II of the 2011 Plan, an otherwise qualifying Executive Officer must be an employee of Pennichuck Corporation or one of its subsidiaries on the actual payment date.
Let’s work hard, and work together, to make 2011 a year of solid performance and, in so doing, create well-earned cash bonuses. If you have any questions about the workings of this Plan, please let me know.

PENNICHUCK
OFFICER BONUS PLAN
2011 NON-CEO BONUS POOL AMOUNTS
(CONFIDENTIAL)

	Non-CEO Pool
Company Wide	Available	% of
Income (1)	Bonus	Covered
% of Approved Budget	Pool(3)	Comp.(2)
112%+	$169,860	22.0%
108%	159,560	20.7%
104%	149,260	19.3%
100%	138,960	18.0%
96%	128,660	16.7%
92%	118,360	15.3%
88%	108,060	14.0%

Footnotes:

(1)
Defined as full year (i.e., 12 months) consolidated income for calendar 2011 before, (a) eminent domain and merger-related costs, (b) income from the sale of real estate, (c) rate case recovery of and return on the Company’s eminent domain costs, (d) all cash bonuses, and (e) income taxes. For the avoidance of doubt, it is intended that “eminent domain and merger-related costs” include all additional cash costs related to or associated with the transaction and also any non-cash costs, expenses and/or amortization related to recording the purchase transaction.

(2)	Based on beginning of year base salaries. Calculated bonus pool amounts will be adjusted to these percentages in the event of a reduction in Plan participants prior to payout.

(3)	Performance between indicated income levels will be pro-rated to create a bonus pool proportional to such performance.

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